Exhibit 99

MANDATE OF THE

AUDIT COMMITTEES OF

NORTEL NETWORKS CORPORATION AND

NORTEL NETWORKS LIMITED

Background

Nortel Networks Corporation (“NNC”), Nortel Networks Limited (“NNL”) and certain subsidiaries are the subject of creditor protection proceedings in Canada, the United States and certain other countries in Europe and the Middle East (the “Creditor Protection Proceedings”).

NNC and NNL are in the process of selling their businesses to external parties and they do not expect that the holders of NNC’s common shares and NNL’s preferred shares will receive any value from the Creditor Protection Proceedings, and they expect that the Creditor Protection Proceedings will ultimately result in the cancellation of these equity interests.

Ernst & Young Inc. is the court-appointed Monitor under the Canadian Creditor Protection Proceedings and is responsible for the oversight of the business, sales processes, claims processes and other restructuring activities of NNC, NNL and the other Canadian debtor subsidiaries. In the United States, a responsible officer for the U.S. debtor subsidiaries has been appointed by the United States bankruptcy court to work in conjunction with creditors committees and the Canadian Monitor.

A court order has been obtained in Canada relieving NNC and NNL from the obligation to call and hold annual meetings until following the termination of the stay period under the Canadian Creditor Protection Proceedings.

NNC’s common shares and NNL’s preferred shares no longer trade on any stock exchange.

In these circumstances, the Board of Directors of each of NNC and NNL have determined that the mandate of the Audit Committee of each Board should be revised to reflect more accurately the current role and function of such Audit Committees.

Interpretation

The membership of each Audit Committee and of each Board of Directors is identical.

References in this joint Mandate of the NNC Audit Committee and the NNL Audit Committee to:

•	a “Committee” means to both the NNC Audit Committee and the NNL Audit Committee and to each such Committee individually;

•	a “Corporation” means to both NNC and NNL and to each such corporation individually;

•	a “Board of Directors” means to both the Board of Directors of NNC and the Board of Directors of NNL and to each such Board individually;

in each case, as applicable in the context.

As set out herein, actions or responsibilities of a Committee in respect of “the Board of Directors” or in respect of “the Corporation”, shall be read as references to the applicable Board of Directors of a Committee and the applicable Corporation of a Committee.

Audit Committee Mandate

Reporting to the Board of Directors, the Committee shall be responsible for assisting in the Board of Director’s oversight of:

a)	the reliability and integrity of the accounting principles and practices, financial statements and other financial reporting, and disclosure principles and practices followed by management of the Corporation and its subsidiaries;

b)	the establishment by management of an adequate system of internal controls and procedures;

c)	the effectiveness of the internal controls and procedures;

d)	the compliance by the Corporation with legal and regulatory requirements; and

e)	the qualifications, independence, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and for making recommendations to the Board of Directors, respecting the appointment of the independent auditors of the Corporation.

The Committee shall be composed of not less than three Directors of the Corporation, each of whom shall meet any applicable securities law requirement to be ‘independent” and/or “financially literate” as such terms are defined under applicable securities laws and any Standards for Director Independence adopted by the Board from time to time.

Regular meetings of the Committee may be held at such time or times as the Board of Directors, the Chairman of the Board, or the Committee Chairman may determine and special meetings of the Committee may be called by, or by the order of, the Chairman of the Board, the Committee Chairman, or any member of the Committee. In accordance with the Canada Business Corporations Act (the “CBCA”), the independent auditors may also call a meeting of the Committee. The independent auditors shall receive notice of every meeting of the Committee and the independent auditors are entitled to attend and participate in such meetings. The Committee shall meet at least four times per year. At every meeting of the Committee, whether such meeting is conducted in-person or telephonically, the Committee shall meet in executive session without members of management present. The Committee Chairman, or an alternate Committee member, shall provide a report on each Committee meeting to the Board of Directors and minutes of Committee meetings shall be prepared and circulated to the Board of Directors. The Committee’s report to the Board of Directors shall include any issues that arise with respect to the quality or integrity of the financial statements, the compliance of the Corporation and its subsidiaries with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function of the Corporation and its subsidiaries.

The independent auditors shall report directly to the Committee and are ultimately accountable to the Committee and the Board of Directors.

The Committee shall have the following specific responsibilities:

a)	review, at least annually, the performance of the independent auditors, and make recommendations to the Board of Directors respecting the appointment of the independent auditors of the Corporation (and, if applicable, the removal of the then current independent auditors and replacement with new independent auditors) and review and approve the terms of the annual audit engagement;

b)	review, at least annually, and engage in an active dialogue with the independent auditors on, the independent auditors’ written statement confirming their relationships with the Corporation and their independence from the Corporation, and either confirm to the Board of Directors that the independent auditors are independent in accordance with applicable laws or take appropriate action in response to the independent auditors’ written statement to satisfy itself of such independence;

c)	discuss with management and the independent auditors the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner;

d)	review and approve compliance with the hiring policies for employees and former employees of the independent auditors;

e)

at least annually, review a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities of the independent auditors, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

f)	approve procedures for the review and pre-approval of all audit and non-audit services to be provided by the independent auditors, and, in accordance with such procedures, review and pre-approve, or delegate to any member of the Committee the authority to pre-approve (any such pre-approval by a member of the Committee to be presented to the Committee at its next scheduled meeting), all audit and non-audit services to be provided by the independent auditors, all in accordance with the requirements of applicable law;

g)	review and approve, at least annually, the overall scope of the independent auditors’ annual audit program and the internal audit annual (and, if applicable, periodic) audit program, including any special audit steps adopted in light of material control deficiencies, if any, existing from time to time;

h)	obtain assurances from the independent auditors that their audit was conducted in a manner consistent with the applicable standards for the conduct of an audit in accordance with United States generally accepted auditing standards;

i)	periodically review the adequacy of internal controls established by management, including receiving reports from management of any significant deficiencies in the design or operation and/or major issues in the adequacy of internal controls and evidence of fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls and, where appropriate, make recommendations or reports thereon to the Board of Directors;

j)	periodically review the status and findings of the independent auditors’ audit program and the internal audit program;

k)	receive and review reports and communications from the internal auditors and the independent auditors (including as required by applicable statements of auditing standards), and review management’s response and actions taken to remedy any identified weaknesses or deficiencies identified in such reports and communications, including any audit problems or difficulties encountered in performing the audit and management’s response, and resolve disagreements between management and the independent auditors;

l)	discuss with management the guidelines and policies utilized by management with respect to risk assessment and risk management and the major financial risk exposures and the steps to monitor and control such exposures;

m)	review major issues regarding accounting principles and financial statement presentation, including any significant changes in the selection or application of accounting principles to be observed in the preparation of the accounts of the Corporation and its subsidiaries, or in their application;

n)	review a report from the independent auditors, in connection with any audited financial statements, describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of alternative disclosures and treatments and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management representation or other letter, internal control letter, or schedule of unadjusted differences;

o)	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles on the financial statements, and the effect of regulatory or accounting initiatives, as well as off balance-sheet structures, on the financial statements of the Corporation;

p)	review and discuss the annual and quarterly financial statements with the independent auditors and management, and, following such discussion, recommend to the Board of Directors, approval of audited annual consolidated financial statements of the Corporation and of its pension plans and such other financial statements of the Corporation required to be approved by the Board of Directors;

q)	review and monitor practices and procedures adopted by management to assure compliance with applicable laws, including reporting, disclosure and officer certification requirements under applicable corporate and securities laws and, where appropriate, make recommendations or reports thereon to the Board of Directors;

r)	review with management for recommendation to the Board of Directors, the appointment of the Chief Financial Officer and other key financial executives involved in the financial reporting processes and procedures of the Corporation and its subsidiaries, including the Controller and the Chief Compliance Officer;

s)	review the performance assessment of the Chief Compliance Officer;

t)

periodically, but not less than quarterly, (and at any time in response to a specific request by management, the independent auditors, or the internal auditor), meet separately with management, the independent auditors, the Controller and/or the Chief Compliance Officer in a manner that facilitates separate independent communication with the Committee, with respect to such matters as the effectiveness of the system of internal controls established by management, the adequacy of the financial reporting processes and procedures, the quality and integrity of the financial statements, the evaluation of the performance of the independent auditors and any other matter that may be appropriate;

u)	periodically and not less than annually, receive and review a report on the insurance programs in place for the Corporation and its subsidiaries;

v)	review, with the independent auditors where appropriate, public disclosure documents containing material audited or unaudited financial information, including earnings press releases, prospectuses, annual and quarterly reports on Form 10-K and Form 10-Q, financial statements, management’s discussion and analyses of financial condition and results of operations and, where appropriate, make recommendations or reports thereon to the Board of Directors;

w)	prepare such reports of the Committee as may be required by any applicable law to be included in any public disclosure document of the Corporation and review the disclosure to be contained in any public disclosure document of the Corporation of the services performed and the fees paid to the independent auditors;

x)	periodically review the activities and business practices followed by senior management so as to assess compliance with appropriate corporate policies and the Code of Business Conduct and to address any deficiencies in such compliance;

y)	assist the Board of Directors in monitoring and reviewing the balance sheet strategy and financial structure of the Corporation, and make recommendations to the Board of Directors as appropriate;

z)	review, at least annually, the Corporation’s information technology risk management, including electronic data processing procedures, internal controls and data protection programs;

aa)	review, at least annually, taxation matters materially related to the oversight responsibilities of the Committee;

bb)	discuss with the General Counsel periodically any significant legal, compliance, or regulatory matters that may have a material effect on the financial statements or the business of the Corporation or on the compliance policies of the Corporation, including material notices to or inquiries received from governmental agencies; and

cc)	establish and maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters and receive periodic reports with respect thereto.

In discharging its duties and responsibilities, the Committee may direct that the independent auditors or internal auditors examine or consider a specific matter or area and report to the Committee on the findings of such examination. The Committee may direct the independent auditors or internal auditors to perform supplemental reviews or audits as the Committee deems desirable. The Committee may also conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors on the terms and conditions, including fees, as the Committee considers appropriate, to conduct or assist in the conduct of such examinations, investigations or inquiries. The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation and fees to the external auditors and any advisors employed or retained by the Committee and the ordinary administrative expenses of the Committee that are necessary or appropriate for the Committee to carry out its duties. The Committee may request any officer or employee of the Corporation or any of its affiliates or the legal advisors or independent auditors for the Corporation or any of its affiliates to attend a meeting of the Committee or to meet independently with any members of, or advisors to, the Committee.

The Committee shall review and assess the adequacy of the Committee mandate annually, report to the Board of Directors on the results of such assessment, and recommend any proposed changes to the Board of Directors for approval.

While the Committee has the responsibilities and powers set forth in this mandate, it is not the duty of the Committee to plan or conduct audits, to prepare or audit financial statements, to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to design or implement an effective system of internal controls. Such matters are the responsibility of management, the internal auditors and the independent auditors, as the case may be. Nor is it the duty of the Committee to conduct other types of auditing or accounting reviews or similar investigations or to assure compliance with applicable accounting standards, laws and regulations and the Code of Business Conduct.

Effective February 26, 2010